Exhibit 99

Manning & Napier, Inc. Reports Second Quarter 2020 Earnings Results

FAIRPORT, NY, July 30, 2020 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2020 second quarter results for the period ended June 30, 2020.
Summary Highlights
•Assets under management ("AUM") at June 30, 2020 were $18.6 billion, compared to $17.1 billion at March 31, 2020
•Revenue for the second quarter was $30.3 million, a decrease of 12% and 2% from the second quarter of 2019 and the first quarter of 2020, respectively
•Second quarter income before taxes was $5.7 million; the net income attributable to Manning & Napier, Inc. for the second quarter was $1.5 million, or $0.06 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the second quarter was $4.0 million, or $0.08 per adjusted share
•Ownership in Manning & Napier Group increased to 88.2% during the second quarter as a result of the annual exchange process between the Company and the holders of its non-controlling interests

Marc Mayer, Chief Executive Officer of Manning & Napier, commented, “Facing volatile markets and a challenging economic environment, we are pleased to report another quarter of strong performance for clients, where our active investment strategies enabled us to transition from defense to offense and fully participate in the market’s historic rally, building on our already strong absolute and relative results. Our improved investment execution is an important though not conclusive step towards stabilizing and ultimately improving net flows and profitability. It is complemented by our strategic initiatives in investments, distribution, IT, and expense management, which continue to lay the groundwork for what we believe will be long-term success for all of our stakeholders.”
Second Quarter 2020 Financial Review
Manning & Napier reported second quarter 2020 revenue of $30.3 million, a decrease of 12% from revenue of $34.3 million reported in the second quarter of 2019, and a decrease of $0.8 million, or 2%, from revenue of $31.1 million reported in the first quarter of 2020. The decline in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $18.1 billion, a 14% decrease from the second quarter of 2019 and a 3% decrease from the first quarter of 2020, when average AUM was $21.0 billion and $18.7 billion, respectively. Revenue as a percentage of average AUM was 0.67% for the second quarter of 2020, compared to 0.65% for the second quarter of 2019 and consistent with the first quarter of 2020.
Total operating expenses for the second quarter of 2020 were $27.3 million, a decrease of $4.5 million, or 14%, compared with the second quarter of 2019, and a decrease of $1.9 million, or 6%, compared with the first quarter of 2020 due to the factors described below.
Compensation and related costs were $17.4 million for the second quarter of 2020, a decrease of $2.8 million, or 14%, compared with the second quarter of 2019 and a decrease of $1.9 million, or 10%, compared with the first quarter of 2020. The change in the current quarter compared to both the second quarter of 2019 and first quarter of 2020 was driven by a decrease in our workforce and a reduction in employee severance costs. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 57% for the second quarter of 2020 and 2019, and 60% for the first quarter of 2020.

Distribution, servicing and custody expenses for the second quarter of 2020 decreased by $0.6 million, or 20% compared with the second quarter of 2019, and by $0.4 million, or 14%, compared with the first quarter of 2020. The reduction in these expenses for the second quarter of 2020 as compared to both prior year periods resulted primarily from the corresponding reduction in average AUM discussed above.
Other operating costs decreased by $1.2 million, or 13%, compared with the second quarter of 2019, and increased by $0.4 million, or 6%, compared with the first quarter of 2020. During the second quarter of 2020, the Company recognized an impairment charge of approximately $0.6 million in connection with a leased asset for which the carrying value was deemed not fully recoverable. As a percentage of revenue, other operating costs for both the second quarter of 2020 and 2019 were 25% and 23% for the first quarter of 2020.
Operating income was $3.1 million for the quarter, an increase of $0.6 million from operating income of $2.5 million for the second quarter of 2019, and an increase of $1.1 million from operating income of $1.9 million for the first quarter of 2020, primarily related to the impact of the decreases in compensation and related costs described above. Operating margin for the second quarter of 2020 increased to 10%, compared with 7% for the second quarter of 2019 and 6% for the first quarter of 2020.
Non-operating income was $2.7 million for the quarter, compared to non-operating income of $1.1 million and non-operating loss of $4.3 million for the second quarter of 2019 and first quarter of 2020, respectively. The second quarter of 2020 includes approximately $1.4 million of net gains on investments held by the Company, compared to net gains of $0.2 million in the second quarter of 2019 and net losses of $1.8 million in the first quarter of 2020. Interest and dividend income for the second quarter of 2020 was $0.4 million, compared to $0.8 million and $0.4 million in the second quarter of 2019 and the first quarter of 2020, respectively. Also included in non-operating income in the second quarter of 2020 was income of $0.9 million, compared to an expense of $2.9 million recognized in the first quarter of 2020, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group") and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $5.7 million for the quarter, compared to income of $3.6 million in the second quarter of 2019 and a loss of $2.4 million in the first quarter of 2020. The Company recognized a provision for income taxes of $1.5 million in the second quarter of 2020 compared to a provision for incomes taxes of $0.3 million in the second quarter of 2019 and a benefit from income taxes of $3.2 million for the first quarter 2020. The benefit recognized during the first quarter was attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") which includes, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit during the quarter related to the favorable rate applied to its net operating losses. During the second quarter 2020, the Company reduced its benefit by approximately $1.2 million due to the decrease in the Company's estimated 2020 net operating loss.
Net income attributable to the controlling and the non-controlling interests for the second quarter of 2020 was $4.3 million, compared to net income attributable to the controlling and the non-controlling interests of $3.2 million in the second quarter of 2019 and $0.8 million in the first quarter of 2020. Net income attributable to Manning & Napier, Inc. for the second quarter of 2020 was $1.5 million, or $0.09 per basic and $0.06 per diluted share, compared to $0.4 million, or $0.03 per basic and diluted share, in the second quarter of 2019 and $0.9 million, or $0.05 per basic and $0.01 per diluted share, in the first quarter of 2020 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group. During the second quarter of 2020, the Company's ownership of Manning & Napier Group increased from 19.5% to 88.2% as a result of the annual exchange process pursuant to the terms of the Exchange Agreement between the Company and the holders of its non-controlling interests, as described further below in the "Balance Sheet" section of this press release.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported second quarter 2020 economic income of $6.7 million, compared to economic income of $4.2 million in the second quarter of 2019 and an economic loss of $1.7 million in the first quarter of 2020. The Company reported economic net income of $4.0 million, or $0.08 per adjusted share, in the second quarter of 2020 compared to $3.0 million, or $0.04 per adjusted share, in the second quarter of 2019 and $1.6 million, or $0.02 per adjusted share, in the first quarter of 2020. The Company's adjusted income taxes during the second quarter of 2020 were $2.7 million, compared to $1.2 million and a benefit of $3.2 million for the second quarter of 2019 and the first quarter of 2020, respectively. The benefit from adjusted income taxes in the first quarter of 2020 was attributed primarily to impacts of the CARES Act enacted during the quarter, as discussed above.

Six months ended June 30, 2020 Financial Review
Manning & Napier reported 2020 year-to-date revenue of $61.5 million, a decrease of 11% from revenue of $69.1 million reported in 2019. This decrease was driven by changes in average AUM, which decreased by 11% from the prior year to $18.6 billion in 2020. Revenue as a percentage of average AUM was 0.66% for the six-month period ended June 30, 2020, compared to 0.67% for the prior year.
Total operating expenses for 2020 year-to-date were $56.5 million, a decrease of $8.9 million, or 14%, from the same period in 2019.
Compensation and related costs for 2020 year-to-date decreased by $5.0 million, or 12%, when compared to the same period in 2019. This change was primarily driven by a decrease in our workforce, coupled with a reduction in employee severance costs and equity based compensation. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 58% for 2020 year-to-date compared to 59% for the prior year.
Distribution, servicing and custody expenses for 2020 year-to-date decreased by $1.5 million, or 23%, from the same period in 2019. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 13% from 2019 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2020 year-to-date decreased by $2.4 million, or 14%, when compared to the same period in 2019. As discussed above, during the second quarter of 2020, the Company recognized an impairment charge of approximately $0.6 million in connection with a leased asset for which the carrying value was deemed not fully recoverable. Other operating costs as a percentage of revenue were 24% for 2020 year-to-date, compared with 25% for the same period in 2019.
Operating income was $5.0 million for 2020 year-to-date, an increase of $1.2 million, or 33%, from 2019. Operating margin for 2020 was 8% compared to the prior year of 5%.
Non-operating loss for 2020 year-to-date was $1.6 million, a decrease of $4.6 million from non-operating income of $3.0 million for the same period in 2019. The 2020 period includes $0.4 million net losses on investments held by the Company, compared to a net gains on investments of $1.1 million in the same period of 2019. Interest and dividend income for 2020 year-to-date was $0.7 million, compared to $1.6 million in 2019. Also included in non-operating income for 2020 year-to-date was an expense of $1.9 million, compared to income of $0.2 million recognized for the same period of 2019, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $3.4 million for 2020 year-to-date, compared to $6.7 million in the same period of 2019, a 50% decrease. The Company recognized a benefit from income taxes of $1.8 million for 2020 year-to-date compared a provision of $0.6 million in the same period in 2019. The benefit recognized during 2020 year-to-date was attributed to the enactment of the CARES Act.
Net income attributable to the controlling and the non-controlling interests was $5.1 million and $6.1 million for the six-month periods ended June 30, 2020 and 2019, respectively. Net income attributable to Manning & Napier, Inc. for 2020 year-to-date was $2.4 million, or $0.15 per basic and $0.06 per diluted share, compared to $1.0 million, or $0.07 per basic and $0.06 per diluted share in the same period of 2019. During the six-month period ended June 30, 2020, the Company's ownership of Manning & Napier Group increased from 19.5% to 88.2% as a result of the annual exchange process pursuant to the terms of the Exchange Agreement between the Company and the holders of its non-controlling interests, as described further below in the "Balance Sheet" section of this press release.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $5.0 million for the six months ended June 30, 2020 compared to $8.0 million in 2019. Economic net income for 2020 year-to-date was $5.5 million, or $0.09 per adjusted share, compared to $5.7 million, or $0.07 per adjusted share in the same period of 2019.

Assets Under Management
As of June 30, 2020, AUM was $18.6 billion, an increase of 9% from $17.1 billion as of March 31, 2020 and a decrease of 12% from $21.3 billion as of June 30, 2019. The composition of the Company's AUM across portfolios as of June 30, 2020 was 71% in blended assets, 24% in equity, and 5% in fixed income, compared with 71% in blended assets, 23% in equity, and 6% in fixed income at March 31, 2020, and 65% in blended assets, 30% in equity, and 5% in fixed income at June 30, 2019. By channel, the composition of the Company's AUM at June 30, 2020 was approximately 45% in wealth management and 55% in institutional and intermediary.
Since March 31, 2020, AUM increased by $1.6 billion. This increase in AUM was attributable to approximately $2.2 billion in market appreciation, partially offset by net client outflows of approximately $0.7 billion. The net client outflows of $0.7 billion consisted of wealth management net outflows of approximately $0.2 billion as well as institutional and intermediary net outflows of approximately $0.5 billion. The annualized separate account retention rate for the three months ended June 30, 2020 was 93%, compared to 85% for the rolling 12 months ended June 30, 2020.
When compared to June 30, 2019, AUM decreased by approximately $2.6 billion from $21.3 billion, including decreases of approximately $1.1 billion, or 11%, in wealth management AUM and approximately $1.5 billion, or 13%, in institutional and intermediary AUM. The $2.6 billion decrease in AUM from June 30, 2019 to June 30, 2020 was attributable to net client outflows of approximately $4.2 billion, partially offset by market appreciation of $1.6 billion. The net client outflows of $4.2 billion consisted of approximately $1.2 billion of net outflows in our wealth management sales channel and $3.0 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $64.7 million as of June 30, 2020, compared to $146.1 million as of March 31, 2020. The decrease in cash and cash equivalents and investments of $81.3 million during the quarter was driven primarily by the completion of the annual exchange process pursuant to the terms of the Exchange Agreement between the Company and the holders of its non-controlling interests. As part of the annual process, certain legacy shareholders and William Manning, the former Chairman of the Company's Board of Directors, provided notice to the Company that they would tender a total of 60,012,419 Class A units of Manning & Napier Group. The independent directors, on behalf of the Company, determined that the Class A units tendered would be settled in approximately $90.8 million cash. Manning & Napier Group completed the redemption on May 11, 2020 with payment made from its cash, cash equivalents and proceeds from the sale of investment securities. Subsequent to the exchange, the Class A units were retired and as a result, the Company's ownership of Manning & Napier Group increased from 19.5% to 88.2%.
Summary of Presentation Changes
As of January 1, 2020, the Company revised its presentation of investment management revenue within its consolidated statements of operations. Investment management revenue, previously presented by investment vehicle, has been disaggregated to present investment management revenue by sales channel. Concurrently, the Company revised the presentation of AUM activity previously reported by investment vehicle to present this activity by sales channel.
Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2020 second quarter financial results on Thursday, July 30, 2020, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 2889015. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through August 14, 2020. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 2889015. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for the third quarter of 2019, as supplemental information we began providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income, for periods beginning in and subsequent to January 1, 2019, presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 40.7%, 29.0% and (193.6)% for the three-month periods ended June 30, 2020, June 30, 2019 and March 31, 2020, respectively, and (10.1)% and 29% for the six-month periods ending June 30, 2020 and 2019, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 288 employees as of June 30, 2020.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates”

or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; the impact of the settlement of the exchange pursuant to the exchange agreement between the Company, M&N Group Holdings, LLC and Manning & Napier
Capital Company, LLC; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenues
Management Fees
Wealth management	$13,740	$14,300	$16,209	$28,040	$32,678
Institutional and intermediary	12,142	12,131	12,932	24,273	26,166
Distribution and shareholder servicing	2,303	2,390	2,566	4,693	5,190
Custodial services	1,463	1,599	1,750	3,062	3,495
Other revenue	698	689	837	1,387	1,562
Total revenue	30,346	31,109	34,294	61,455	69,091
Expenses
Compensation and related costs	17,379	19,263	20,161	36,642	41,609
Distribution, servicing and custody expenses	2,425	2,813	3,019	5,238	6,777
Other operating costs	7,489	7,097	8,639	14,586	16,946
Total operating expenses	27,293	29,173	31,819	56,466	65,332
Operating income	3,053	1,936	2,475	4,989	3,759
Non-operating income (loss)
Non-operating income (loss), net	2,690	(4,327)	1,075	(1,637)	2,950
Income (loss) before provision for income taxes	5,743	(2,391)	3,550	3,352	6,709
Provision for (benefit from) income taxes	1,460	(3,226)	331	(1,766)	573
Net income attributable to the controlling and the noncontrolling interests	4,283	835	3,219	5,118	6,136
Less: net income (loss) attributable to the noncontrolling interests	2,737	(23)	2,805	2,714	5,161
Net income attributable to Manning & Napier, Inc.	$1,546	$858	$414	$2,404	$975

Net income per share available to Class A common stock
Basic	$0.09	$0.05	$0.03	$0.15	$0.07
Diluted	$0.06	$0.01	$0.03	$0.06	$0.06
Weighted average shares of Class A common stock outstanding
Basic	16,132,667	15,812,951	15,267,762	15,972,809	15,098,454
Diluted	46,296,214	77,907,557	15,613,939	61,851,067	78,317,986

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Net income attributable to Manning & Napier, Inc.	$1,546	$858	$414	$2,404	$975
Add back: Net income (loss) attributable to the noncontrolling interests	2,737	(23)	2,805	2,714	5,161
Add back: Provision for (benefit from) income taxes	1,460	(3,226)	331	(1,766)	573
Income (loss) before provision for income taxes	5,743	(2,391)	3,550	3,352	6,709
Add back: Strategic restructuring and transaction costs, net (1)	958	719	674	1,677	1,334
Economic income (loss) (Non-GAAP)	6,701	(1,672)	4,224	5,029	8,043
Adjusted income taxes (Non-GAAP)	2,730	(3,238)	1,225	(508)	2,332
Economic net income (Non-GAAP)	$3,971	$1,566	$2,999	$5,537	$5,711

Weighted average shares of Class A common stock outstanding - Basic	16,132,667	15,812,951	15,267,762	15,972,809	15,098,454
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	28,400,866	62,034,200	62,482,345	45,217,533	62,913,637
Weighted average unvested restricted stock units and stock awards	3,609,201	2,745,827	1,819,952	3,177,514	1,805,896
Weighted average vested stock options	166,666	166,666	—	166,666	—
Weighted average adjusted shares (Non-GAAP)	48,309,400	80,759,644	79,570,059	64,534,522	79,817,987

Economic net income per adjusted share (Non-GAAP)	$0.08	$0.02	$0.04	$0.09	$0.07

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$154	$686	$566	$840	$1,110
Other operating costs	804	33	108	837	224
Total strategic restructuring and transaction costs, net	$958	$719	$674	$1,677	$1,334

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (3)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Gross client inflows (1)	193.3	359.5	552.8	426.5	99.4	26.9	552.8
Gross client outflows (1)	(360.7)	(850.9)	(1,211.6)	(851.8)	(292.5)	(67.3)	(1,211.6)
Market appreciation/(depreciation) & other (2)	768.9	1,469.7	2,238.6	1,403.8	810.1	24.7	2,238.6
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Average AUM for period	$8,164.0	$9,930.2	$18,094.2	$12,729.7	$4,353.7	$1,010.8	$18,094.2

As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	202.1	466.7	668.8	368.2	237.2	63.4	668.8
Gross client outflows (1)	(375.3)	(753.9)	(1,129.2)	(816.4)	(231.7)	(81.1)	(1,129.2)
Market appreciation/(depreciation) & other (2)	(810.3)	(1,148.9)	(1,959.2)	(928.3)	(1,049.6)	18.7	(1,959.2)
As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Average AUM for period	$8,527.9	$10,136.2	$18,691.1	$13,025.7	$4,640.4	$1,025.0	$18,691.1

As of March 31, 2019	$9,362.6	$11,775.2	$21,137.8	$13,834.7	$6,227.2	$1,075.9	$21,137.8
Gross client inflows (1)	203.9	346.5	550.4	327.0	161.7	61.7	550.4
Gross client outflows (1)	(421.3)	(701.5)	(1,122.8)	(745.7)	(308.2)	(68.9)	(1,122.8)
Market appreciation/(depreciation) & other (2)	252.7	432.7	685.4	428.3	228.8	28.3	685.4
As of June 30, 2019	$9,397.9	$11,852.9	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Average AUM for period	$9,327.6	$11,702.9	$21,030.5	$13,718.9	$6,200.7	$1,110.9	$21,030.5

For the six months ended:	Sales Channel (3)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	395.4	826.2	1,221.6	794.7	336.6	90.3	1,221.6
Gross client outflows (1)	(736.0)	(1,604.8)	(2,340.8)	(1,668.2)	(524.2)	(148.4)	(2,340.8)
Market appreciation/(depreciation) & other (2)	(41.4)	320.8	279.4	475.5	(239.5)	43.4	279.4
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Average AUM for period	$8,486.1	$10,130.7	$18,616.8	$12,974.6	$4,619.6	$1,022.6	$18,616.8

As of December 31, 2018	$8,700.9	$11,462.7	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	390.1	881.0	1,271.1	629.1	541.0	101.0	1,271.1
Gross client outflows (1)	(886.0)	(1,809.7)	(2,695.7)	(1,811.6)	(690.9)	(193.2)	(2,695.7)
Market appreciation/(depreciation) & other (2)	1,192.9	1,318.9	2,511.8	1,494.6	957.5	59.7	2,511.8
As of June 30, 2019	$9,397.9	$11,852.9	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Average AUM for period	$9,192.8	$11,628.5	$20,821.3	$13,661.0	$6,048.8	$1,111.5	$20,821.3
(1) Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2) Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of  changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
(3) Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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